Exhibit 99.1

NYSE: WMB

Date:	June 25, 2008
Williams Announces 34% Increase in 2008 Earnings Guidance
•	2009 Earnings Guidance Up 21%

•	Growth Projects Drive Capital Expenditure Guidance Increase for 2008, 2009

•	Today’s Management Meeting with Analysts to be Webcast Live
          TULSA, Okla. — Williams (NYSE: WMB) announced today it has increased its consolidated segment profit and earnings per share guidance for 2008 and 2009.
          Williams has increased its 2008 consolidated recurring segment profit guidance to a range of $3.1 billion to $3.65 billion and earnings per share to a range of $2.30 to $2.80. The previous ranges were $2.5 billion to $3.0 billion and $1.70 to $2.10, respectively. For 2009, Williams has increased its consolidated segment profit guidance to a range of $2.9 billion to $3.8 billion and earnings per share to a range of $2.05 to $2.90. The previous ranges were $2.6 billion to $3.2 billion and $1.80 to $2.30, respectively.
          All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted to remove the effect of mark-to-market accounting. A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available as an attachment to this news release. The latest previous guidance ranges were released on May 1, along with the company’s first-quarter 2008 financial results.
          The increase in earnings guidance primarily reflects the company’s more favorable outlook for commodity prices during 2008 and 2009. The more favorable prices are expected to benefit the company’s exploration & production and midstream businesses. A chart attached to the end of this press release includes the guidance updates for the business segments and Williams in total.
          For 2008 the company now expects unhedged natural gas prices ranging from $9.00 to $10.50 per Mcfe (Henry Hub) and crude oil pricing in the range of $100 to $120 per barrel (West Texas Intermediate). Also for 2008, the company now expects average natural gas liquid (NGL) margins of 57 to 68 cents per barrel, up from previous guidance of 42 to 53 cents.
          For 2009, the company now expects unhedged natural gas prices ranging from $8.00 to $10.50 per Mcfe (Henry Hub) and crude oil pricing in the range of $80 to $120 per barrel (WTI). For 2009, the company now expects average NGL margins of 43 to 71 cents per barrel, up from previous guidance of 34 to 55 cents.

Williams Increases ’08-09 Earnings Guidance — June 25, 2008	Page 1 of 4

Growth Projects Drive Increase in Capital Expenditure Guidance
          Williams also is updating its capital expenditure guidance for 2008 and 2009. The new range for 2008 is $3.03 billion to $3.38 billion, up from the previous range of $2.6 billion to $2.95 billion. For 2009, the new range is $2.63 billion to $3.03 billion, compared with the previous range of $2.3 billion to $2.7 billion.
          Williams’ recent acquisition of 24,000 net acres in the Piceance Basin and the associated increase in drilling activity are the primary drivers of the increase in capital expenditure guidance in 2008 and 2009. The recently announced planned expansion of the Echo Springs cryogenic processing plant is also driving the 2009 increase.
          A chart attached to the end of this press release includes the capital expenditure guidance updates for the business segments and Williams in total.
          While the company has previously stated it was investigating numerous investment opportunities not yet included its capital expenditure guidance, it will now provide capital expenditure expectations for these potential future projects. The inclusion of potential future project expectations is designed to provide investors with Williams’ current views on total potential capital in the given year.
          For 2008, Williams has identified $100 million to $300 million in potential future projects, setting its total potential capital for the year at a range of $3.13 billion to $3.68 billion.
          For 2009, Williams has identified $400 million to $800 million in potential future projects, setting its total potential capital for the year at a range of $3.03 billion to $3.83 billion.
          The company is also reviewing additional investment opportunities it may pursue and add to total potential capital expenditures for 2008 and 2009.
Update on Share Repurchase Program
          In July 2007, Williams announced that its board of directors authorized the repurchase of up to $1 billion of the company’s common stock. The stock-repurchase program has no expiration date.
          Through June 19, 2008, the company has purchased approximately 24.5 million shares for $840 million under the program at an average cost of $34.23 per share.
Today’s Analyst Meeting to be Webcast Live
          Williams’ senior management will discuss the updated earnings and capital expenditure outlook in an analyst meeting the company is hosting today in New York City. The meeting will include highlights and overviews of Williams and the master limited partnerships Williams Partners L.P. (NYSE: WPZ) and Williams Pipeline Partners L.P. (NYSE: WMZ).
          The meeting will be broadcast live via webcast, beginning at 8:30 a.m. EDT. Participants are encouraged to access the webcast at www.williams.com, www.williamslp.com or www.williamspipelinepartners.com. Slides are available on all three web sites for viewing, downloading and printing.

Williams Increases ’08-09 Earnings Guidance — June 25, 2008	Page 2 of 4

          A limited number of phone lines also will be available at (877) 810-7934. International callers should dial (706) 902-3248. A replay of the analyst meeting webcast will be available for two weeks following the event at the web sites listed above.

Recurring Segment Profit Guidance
Dollars in millions	2008		2009
	June 25 Guidance	May 1 Guidance	June 25 Guidance	May 1 Guidance

Exploration & Production	$1,350 - 1,700	$1,000 - 1,300	$1,250 - 1,750	$1,100 - 1,400
Midstream Gas & Liquids	1,100 - 1,300	775 - 1,025	1,000 - 1,400	850 - 1,150
Gas Pipeline	625 - 675	625 - 675	640 - 690	640 - 690
Gas Marketing	(20) - 10	(10) - 10	(10) - 30	5 - 30

Total Recurring Before MTM Adj.*	$3,110 - 3,660	$2,510 - 3,010	$2,930 - 3,830	$2,630 - 3,230

MTM Adjustment	(10)	(10)	(30)	(30)

Total Recurring After MTM Adjustment	$3,100 - 3,650	$2,500 - 3,000	$2,900 - 3,800	$2,600 - 3,200

*	Sum of the ranges for the business units does not match the consolidated total due to the offsetting effect of natural gas prices within the business units. Also, corporate and other is not forecast separately but is included in the total guidance.

Capital Expenditure Guidance
Dollars in millions	2008		2009
	June 25 Guidance	May 1 Guidance	June 25 Guidance	May 1 Guidance

Exploration & Production	$1,800 - 2,000	$1,450 - 1,650	$1,625 - 1,825	$1,450 - 1,650
Midstream Gas & Liquids	800 - 850	700 - 750	600 - 650	450 - 500
Gas Pipeline	350 - 450	360 - 495	400 - 550	400 - 550
Gas Marketing	—	—	—	—
Other/Corporate	60 - 90	60 - 90	10 - 30	10 - 30

Total	$3,025 - 3,375	$2,600 - 2,950	$2,625 - 3,025	$2,300 - 2,700

Potential Future Projects	100 - 300	—	400 - 800	—

Total Potential Capital	$3,125 - 3,675	—	$3,025 - 3,825	—
The sum of ranges for each business line does not necessarily match total range.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Williams Increases ’08-09 Earnings Guidance — June 25, 2008	Page 3 of 4

Contact:	Jeff Pounds Williams (media relations) (918) 407-2611 Travis Campbell Williams (investor relations) (918) 573-2944 Sharna Reingold Williams (investor relations) (918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Williams Increases ‘08-09 Earnings Guidance — June 25, 2008	Page 4 of 4

Non-GAAP Reconciliation
2008-09 Forecast Guidance Contribution
Dollars in millions, except per-share amounts

	2008	2009
Income from Continuing Operations:	$1,458 - 1,758	$1,250 - 1,760
Non-Recurring Items (Pretax)	(118)	—
Less Taxes	(45)	—

Non-Recurring After Tax	(73)	—
Recurring Income from Cont. Ops.	1,385 - 1,685	1,250 - 1,760
Recurring EPS	$2.31 - $2.81	$2.08 - $2.93
Mark-to-Market Adjustment (Pretax)	(10)	(30)
Less Taxes (39%)	(4)	(12)

Mark-to-Market Adjust. After Tax	(6)	(18)
Inc. from Cont. Ops. After MTM Adj.	1,379 - 1,679	1,232 - 1,742
Inc. from Cont. Ops. After MTM Adj. EPS	$2.30 - $2.80	$2.05 - $2.90

Non-GAAP Reconciliation

2008-09 Reported Segment Profit
Dollars in millions	2008		2009
	June 25 Guidance	May 1 Guidance	June 25 Guidance	May 1 Guidance

Exploration & Production	$1,468 - 1,818	$1,118 - 1,418	$1,250 - 1,750	$1,100 - 1,400
Midstream Gas & Liquids	1,100 - 1,300	775 - 1,025	1,000 - 1,400	850 - 1,150
Gas Pipeline	625 - 675	625 - 675	640 - 690	640 - 690
Gas Marketing	(20) - 10	(10) - 10	(10) - 30	5 - 30

Total Reported Before MTM Adj.*	$3,228 - 3,778	$2,628 - 3,128	$2,930 - 3,830	$2,630 - 3,230
MTM Adjustment	(10)	(10)	(30)	(30)

Total Reported After MTM Adj.	$3,218 - 3,768	$2,618 - 3,118	$2,900 - 3,800	$2,600 - 3,200
Nonrecurring Items	(118)	(118)	—	—

Total Recurring After MTM Adj.	$3,100 - 3,650	$2,500 - 3,000	$2,900 - 3,800	$2,600 - 3,200

Gas Marketing After MTM Adj.	($30) - 0	($20) - 0	($40) - 0	($25) - 0

*	Sum of the ranges for the business units does not match the consolidated total due to the offsetting effect of natural gas prices within the business units. Also, corporate and other is not forecast separately but is included in the total guidance.